As filed with the Securities and Exchange Commission on August 28, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

GENERAL ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

New York (State or Other Jurisdiction of Incorporation or Organization)	14-0689340 (I.R.S. Employer Identification Number)

3135 Easton Turnpike
Fairfield, Connecticut 06431
(Address of Principal Executive Offices) (Postal Code)

General Electric Company
International Employee Stock Purchase Plan

(Full Title of the Plan)

Robert E. Healing
Corporate Counsel
3135 Easton Turnpike
Fairfield, Connecticut 06431
(203) 373-2243
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Edward D. Burmeister, Esq.
Robert G. Marshall, II, Esq.
Baker & McKenzie
Two Embarcadero Center, 24th Floor
San Francisco, California 94111
(415) 576-3000

CALCULATION OF REGISTRATION FEE

Proposed
	Amount	Proposed	Maximum	Amount of
Title of Each Class of	to be	Maximum Offering	Aggregate	Registration
Securities to be Registered	Registered	Price Per Share	Offering Price	Fee

Common Stock, par value $0.06 per share(3)	12,000,000 Shares(1)	$31.845 (2)	$382,140,000.00	$35,156.88 (4)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares as may become issuable under the anti-dilution provisions contained in the Plan.

(2)	The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is the product of multiplying 12,000,000, by $31.845, the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on August 26, 2002.

(3)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(4)	GE previously paid a registration fee of $11,757,593.15 upon the filing of the registration statement on Form S-4 initially filed by GE on November 13, 2000 (Registration No. 333-49710) in connection with the planned merger of Honeywell International Inc. into a wholly owned subsidiary of GE. This transaction was not consummated and the shares registered under Registration No. 333-49710 were not issued. Pursuant to Rule 457(p), the registration fee of $98,410.75 for the registration statement on Form S-4 initially filed by GE on December 28, 2001 (Registration No. 333-76066), the registration fee of $4,600,000 for the registration statement on Form S-3 initially filed by General Electric Capital Corporation, a wholly owned subsidiary of GE, on March 18, 2002 (Registration No. 333-84462), and the registration fee of $74,216.40 for the registration statement on Form S-3 initially filed on July 17, 2002 (Registration No. 333-96571) were offset against the total registration fee paid on the earlier registration statement, leaving a balance of $6,984,966.00 on the fee paid for Registration No. 333-49710. Pursuant to Rule 457(p), the full amount of the registration fee currently due for this Registration Statement has been offset against the remaining balance of the fee paid for Registration No. 333-49710. After such offset a balance of $6,948,809.12 remains from the fee paid for Registration No. 333-49710.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents are incorporated by reference in this Registration Statement: (i) the annual report of General Electric Company (the “Company”) for the fiscal year ended December 31, 2001 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) all reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s latest annual report; and (iii) the description of the Company’s Common Stock contained in the Registration Statement on Form S-4 (File No. 333-40052), including any amendments filed for the purpose of updating such description. All documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment (that indicates all securities offered have been sold or deregisters all securities then remaining unsold), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The Company’s Corporate Counsel, Robert E. Healing, has passed upon the validity of the shares issued under the plans identified above. Mr. Healing beneficially owns or has rights to acquire an aggregate of less than 0.1% of the Company’s Common Stock.

Item 6. Indemnification of Directors and Officers

Section 6 of the Company’s Certificate of Incorporation, as amended, provides as follows:

A person who is or was a director of the corporation shall have no personal liability to the corporation or its shareholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law of the State of New York.

Article XI of the Company’s By-laws, as amended, provides as follows:

A. The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation, of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney’s fees, incurred in connection with such action or proceeding or any appeal therein; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The benefits of this Paragraph A shall extend to the heirs and legal representatives of any person entitled to indemnification under this paragraph.

B. The Company may, to the extent authorized from time to time by the Board of Directors, or by a committee comprised of members of the Board or members of management as the Board may designate for such purpose, provide indemnification to employees or agents of the Company who are not officers or directors of the Company with such scope and effect as determined by the Board, or such committee.

C. The Company may indemnify any person to whom the Company is permitted by applicable law to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-laws authorize the creation of other rights in any such manner. The right to be indemnified and to the reimbursement or advancement of expenses incurred in defending a proceeding in advance of its final disposition authorized by this Paragraph C shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-laws, agreement, vote of shareholders or disinterested directors or otherwise.

D. The right to indemnification conferred by Paragraph A shall, and any indemnification extended under Paragraph B or Paragraph C may, be retroactive to events occurring prior to the adoption of this Article XI, to the fullest extent permitted by applicable law.

E. This Article XI may be amended, modified or repealed either by action of the Board of Directors of the Company or by the vote of the shareholders.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit
Number	Name

4	General Electric Company International Employee Stock Purchase Plan
5	Opinion of Robert E. Healing, Esq.
23(a)	Consent of KPMG LLP
23(b)	Consent of Robert E. Healing, Esq. (included in Opinion filed as Exhibit 5),
24	Power of Attorney

Item 9. Undertakings

(a)  The undersigned registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfield, Connecticut on the 28th of August, 2002.

GENERAL ELECTRIC COMPANY (Registrant)

By:	/s/ Philip D. Ameen

Philip D. Ameen Vice President and Comptroller

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the 28th of August, 2002.

Signature	Title	Date

*Jeffrey R. Immelt	Chairman of the Board of Directors Principal Executive Officer

*Keith S. Sherin	Senior Vice President-Finance Principal Financial Officer

/s/ Philip D. Ameen Philip D. Ameen	Vice President and Comptroller Principal Accounting Officer	August 28, 2002

*Dennis D. Dammerman	Director

*Ann M. Fudge	Director

*Andrea Jung	Director

*Kenneth G. Langone	Director

*Sam Nunn	Director

*Roger Penske	Director

*Douglas A. Warner III	Director

*Robert C. Wright	Director

*Gary L. Rogers	Director

*Andrew C. Sigler	Director

A Majority of the Board of Directors

*By:	/s/ Robert E. Healing

Robert E. Healing, Attorney-in-Fact